Exhibit 10.11

VERSATILE CONSULTING

A division of Versatile Financial LLC

P.O. Box 142979
Irving, Texas 75014

CONSULTANT’S ENGAGEMENT CONTRACT and LETTER OF UNDERSTANDING

This Consulting Agreement (this “Agreement”) is entered into this day of October 2005, by and between FIRSTPLUS Financial Group, Inc., with offices at 5100 N. O’Connor Blvd., Sixth Floor, Irving Texas 75039 (the “Company”) and Versatile Consulting at P.O. Box 142979, Irving, Texas 75014 (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to perform certain services, and the Consultant desires to be engaged by the Company in accordance with the terms and conditions of this Agreement.

WHEREAS the Company desires to retain Consultant to provide services which are related to the development and implementing the Company’s business plan. The Company further desires to retain Consultant to render certain advisory services described below, which shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained and intending to be legally bound, the parties hereto agree as follows:

(a)	Consulting Services: Consultant will provide such financial consulting services and advice pertaining to the Company’s business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in studying and evaluating financing, business development, business strategy, and corporate image, in developing, studying and evaluating acquisition proposals, prepare reports and studies thereon when advisable, and assist in matters of corporate strategy, discussions pertaining thereof

(b)	Wall Street Liaison: Consultant will, when appropriate, arrange meetings between representatives of the Company and members of the investment community, such as securities analysts, portfolio managers and market makers. Consultant will assist the Company in presenting itself at securities industry conferences and due diligence meetings.

(c)	Mergers and Acquisitions: Consultant will assist in identifying other companies in similar or related businesses which might enter into joint ventures with the Company or which could merge their businesses advantageously with those of the Company merger and acquisition proposals. Consultant will assist in formal negotiations and valuations relative to such mergers or combinations.

(d)	Business Development: Consultant will also assist in telephone conferences and research, drafting documents, arranging meetings and negotiations, with developing and writing the business plan., the developing the working platform, articulating and presentation, running the enterprise: marketing, branding, building the infrastructure, structuring the corporate body of the company, finding more cost-efficient ways to manage the business, building a collaboration of business leaders, industry leaders, community leaders, and political leaders, conception of a master plan .and implementation of a master plan.

(e)	Contracts and Agreements: The Consultant does not have discretionary authority to obligate the Company to contracts or agreements or negotiate the same without prior approval from the Company.

Term

This Agreement is effective as of the date hereof and the term expires on September 30, 2006, however, this Agreement may be renewed thereafter on a month-to-month basis upon the mutual written agreement of both the Company and the Consultant. In the event this Agreement is so renewed, it may be subsequently terminated by either party with written notice to the other party not less than ten (10) calendar days prior to the expiration of any such monthly renewal period. In addition, the Company may immediately terminate this Agreement, without prior notice, upon the occurrence of any of the following:

(a)	The Consultant, directly or indirectly, competes with or performs services for an individual or entity which competes directly or indirectly with the Company, or any of its subsidiaries or affiliates, while this Agreement is in effect, unless such competition is consented to in writing by the Company;

(b)	The Consultant discloses to any third party all or any portion of the Company’s confidential business information or the Consultant uses such confidential information for his own benefit or the benefit of any third party;

(c)	The Consultant is negligent in his duties or otherwise fails to satisfactorily and timely perform the projects assigned;

(d)	The Consultant breaches any provision of this Agreement;

(e)	The death or disability of the Consultant; or

(f)	The Consultant publicly or privately disparages or makes negative or derogatory comments or statements about the Company, its employees, former employees, services, operations or reputation.

Remuneration

Company agrees to pay the Consultant a non-refundable retainer of $25,000.00 and Company accepts the Consultant’s billing rate of $250.00 per hour. Company also agrees to the billing calculation at 40 hours monthly and each monthly retainer of $10,000.00. Any adjustment to this remuneration schedule must be agreeable by both parties.

Billing rate calculation: 40 hours x $250.00 per hour = $ 10,000. The non-refundable retainer does not represent payment toward subsequent monthly retainers. Each subsequent monthly must be paid on the first of each following month or at such point the retainer balance falls below $10,000.00.

Company agrees to pay Consultant reasonable expenses associated with the duties herein described. During the term of this Agreement the Consultant shall submit on the first of each calendar month an invoice detailing such expenses for the previous calendar month. Expenses due the Consultant shall be paid within 20 business days thereafter. The invoice shall detail the projects performed by the Consultant and the amount of time devoted to such projects. The Company retains discretion on payment of expenses incurred by Consultant.

No Partnership

Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other party.

Relationship Between Parties

The Consultant understands that he shall be responsible for the payment of all social security taxes, unemployment insurance taxes, state income taxes, federal income taxes, and all other local, county, state, and federal taxes which may become owing as a result of his performance of services under this Agreement or due to any payments made to the Consultant arising from such performance, and that no amounts will be withheld by the Company with respect to any payments made to the Consultant hereunder.

The Consultant agrees to indemnify and hold the Company harmless from any liability for income taxes or other taxes or charges for which the Consultant may be liable on account of any payments received for services under this Agreement. The Consultant may operate under the business form of his choice. The Consultant may perform services for other entities during the term of this Agreement provided, and to the extent that, the provision of these services is not inconsistent with, and does not interfere with, him responsibilities and obligations herein.

Nondisclosure

During the term of this Agreement, the Company, its officers, employees, representatives and/or agents may provide the Consultant with access to or may confide in him, and the Consultant may render, prepare or create information, documents, materials, or other proprietary information which the Company considers confidential business information (hereinafter referred to as “Confidential Information”). The Consultant shall not, during or at any time after the term of this Agreement, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, company or other entity, any such Confidential Information of the Company which is not generally known to the public, except for such disclosures (i) where required by law or (ii) during the performance of the Consultant’s duties pursuant to this Agreement for such use or purpose as he shall reasonably determine to be in the best interest of the

Company and further described in the Confidential Agreement (referred to in exhibit A attached hereto).

Books and Records

All books, cards, records, accounts, files, notes memoranda, lists, and other papers or the information contained therein or obtained therefrom, connected with or arising from or created in the activities and/or affairs of the Company, in the charge or possession of the Consultant, are the property of the Company and shall be kept on the premises of the Company wherever reasonably possible. At the termination of this Agreement or upon request, all said books, cards, records, accounts, files, notes, memoranda, lists, and other papers and the information contained therein or obtained therefrom connected with or arising from or created in the activities and/or the affairs of the Company shall be turned over and delivered to the Company without hesitancy or delay and also any notes, memoranda, copies, reproductions, extracts or summations of the aforesaid.

Governing Law

This Agreement is made and shall be governed and construed in accordance with the laws of the State of Texas

Enforceability

If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

Assignment

This Agreement and the obligations created hereunder may not be assigned by Consultant.

Waivers

No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party. A waiver by any party hereto in any one or more instances shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

FIRSTPLUS Financial Group, Inc.

By: Title:	/s/ Jack (J.D.) Draper Jack (J.D.) Draper Chief Executive Officer

Versatile Consulting
A Division of Versatile Financial L.L.C.

By: Title:	/s/ Jack Roubinek Jack Roubinek Managing Director